Exhibit T3A.15.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 05/31/2005
FILED 05:45 PM 05/31/2005
SRV 050453164 – 3291438 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AGILENT FINANCIAL SERVICES, INC.
*  *  *  *  *
Agilent Financial Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Agilent Financial Services, Inc. be amended by changing Article I thereof so that, as amended, said Article shall be and read in its entirety as follows:
“The name of the corporation is CIT Credit Finance Corp.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 22B of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Eric S. Mandelbaum, its Senior Vice President & Secretary, this 31st day of May, 2005.

/s/ Eric S. Mandelbaum

Eric S. Mandelbaum,
Senior Vice President & Secretary